EXHIBIT 99.2

NEWS RELEASE

Contact:	Cory Olson
Senior Vice President and Treasurer
(214) 303-3645

P.I. Aquino
Assistant Treasurer
(214) 303-3437

DEAN FOODS COMPANY REPORTS SECOND QUARTER 2004 RESULTS

Company Reports Second Quarter Diluted EPS of $0.47

Unprecedented Rise in Raw Material Costs Impacts Second Quarter Earnings

Dean Foods Reiterates 8 –10% Adjusted Diluted EPS Growth Expectations for 2004

     DALLAS, August 4, 2004 – Dean Foods Company (NYSE: DF) announced today that it earned $0.47 per diluted share for the quarter ended June 30, 2004, a decline of 13% compared with $0.54 per diluted share in the second quarter of 2003. Net income in the second quarter declined 8% to $77.1 million, compared with $83.8 million in the second quarter of 2003.

     Net sales for the second quarter totaled $2.8 billion, an increase of 26% over the second quarter of 2003, due to increased selling prices resulting from the pass through of increases in raw milk costs. The Class I mover, which is an indicator of the price the company pays for raw milk, increased 87% in the second quarter compared with last year’s second quarter, and Class II butterfat prices increased 105% in the same period. Solid growth in the Branded Products Group segment and the acquisitions of Horizon Organic and Ross-Swiss Dairies in 2004 and Kohler Mix Specialties in 2003 also contributed to revenue growth.

     On an adjusted basis (as defined below), diluted earnings per share for the second quarter declined 16%, and net income for the second quarter was down 10%.

     “As we expected, this year’s second quarter was a difficult one for Dean Foods,” said Gregg Engles, chairman and chief executive officer. “During the quarter, dairy commodities rose to historic highs, as did many other agricultural inputs and energy prices. We did a reasonably good job of passing these cost increases along, particularly in our dairy business. Nonetheless, our adjusted net income was down 10% to last year and at the low end of our expectations. Increased spending against our brands also impacted our results compared to last year.

     “The Dairy Group turned in a respectable performance given the commodity environment. Our Branded Products Group continued to deliver solid volume, sales and profitability growth, even while increasing investment in marketing and promoting our brands. Our Specialty Foods Group continues to face significant cost pressure and competitive challenges this year. We expect these operational and competitive challenges will continue for the Specialty Foods Group through the second half of the year,” Engles said.

     Operating income in the second quarter totaled $169.0 million, an 8% decline versus $184.5 million in the second quarter of 2003. Adjusted second quarter operating income of $169.0 million declined 10% compared to adjusted operating income of $187.5 million in the second quarter of 2003.

     Operating income margins were 6.02% for the second quarter of 2004, down 228 basis points compared to 8.30% in the second quarter of 2003. On an adjusted basis, operating income margins were down 242 basis points compared to 8.44% in the second quarter of 2003.

     The decline in consolidated operating income and margins was due to higher raw milk, butterfat, fuel and other commodity costs, as well as increased brand spending compared to the prior year.

     Long-term debt at June 30, 2004 was approximately $3.1 billion, including $300 million due within one year that is reported as a current liability. At the end of the quarter, approximately $711 million was available for future borrowings under the company’s senior credit facilities.

OUTLOOK FOR THE BALANCE OF 2004

     “The raw milk environment is showing signs of returning to more normal levels in the third quarter,” said Engles. “However, market uncertainty remains among both consumers and customers caused by the rapid run-up and pull back in milk prices over the last four months. We also face continuing cost pressures from other inputs, including agricultural commodities, packaging and fuel. Nevertheless, we continue to expect to grow adjusted diluted earnings per share in the range of 8 to 10%, to $2.21 to $2.26 per share, in line with our long-term growth goals.”

     The company reiterated its quarterly adjusted earnings per share guidance of $0.54 to $0.57 per diluted share in the third quarter and between $0.72 and $0.76 per diluted share in the fourth quarter.

SECOND QUARTER SEGMENT RESULTS

     Dairy Group net sales for the second quarter rose 25% to $2.3 billion, from $1.8 billion in the second quarter of 2003. The sales increase was due to previously-announced acquisitions and increased selling prices in response to higher raw milk and butterfat costs. The second quarter Class I mover averaged $18.14 per hundred-weight in the second quarter of 2004, an 87% increase versus last year. Class II butterfat costs averaged $2.38 per pound in the second quarter, an increase of 105% over last year.

     Dairy Group segment operating income in the second quarter declined $18.7 million to $154.4 million and operating margins declined 273 basis points to 6.81% of sales, due to the negative impact of higher raw milk and butterfat prices and the sale of the pre-whipped topping business in the third quarter of last year. Additionally, higher fuel costs impacted the Dairy Group’s results by approximately $3.0 million in the second quarter.

     The Branded Products Group’s net sales increased 70% in the second quarter to $288.5 million, driven by increased volumes across the strategic brand portfolio and the acquisition of Horizon Organic. Volumes of the company’s strategic brands grew 16% and sales grew 29% during the second quarter, fueled by the performance of the Silk, Horizon Organic and International Delight brands. Dean Foods’ strategic brands include Silk® and Sun Soy® soymilk, Horizon Organic® branded products, International Delight® coffee creamers, Hershey’s® milks and milkshakes, Land O’Lakes® nationally-distributed products, Marie’s® dips and dressings, The Organic Cow of Vermont® organic milk, Rachel’s Organic™ organic dairy products sold in the U.K., and Dean’s® dips. The strategic brand portfolio is a subset of the Branded Products Group and excludes Horizon Organic’s and White Wave’s private label business, White Wave’s cultured soy and tofu products, Folgers® Jakada® milk and coffee beverages, and certain non-core brands sold by the Dean National Brands Group.

     Second quarter volumes for the Branded Products Group segment in total were up 14% over last year, assuming Horizon Organic and the Land O’Lakes sublicense were owned in the comparable period in 2003. Sales dollars for the Branded Products Group segment in total were up 29% over last year.

     Second quarter operating income for the Branded Products Group totaled $17.3 million, up from $3.3 million in last year’s second quarter. Segment operating margins were 5.98%, an improvement of 405 basis points compared to the prior year. Despite increased brand spending of $6 million in the second quarter, Branded Products Group segment operating results improved due to margin improvement across the branded portfolio, the contribution of Horizon Organic and the elimination of the White Wave management incentive accrual.

     Specialty Foods’ net sales in the second quarter totaled $174.2 million, a 0.9% decline compared with the second quarter of 2003. Segment operating income was $19.8 million, a decline of $6.8 million compared to last year, and segment operating income margins declined 374 basis points to 11.4%, due to high commodity, packaging and transportation costs, as well as lower volumes in the segment’s nutritional drinks business.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2004

     The company’s net sales increased 20% to $5.3 billion for the six months ended June 30, 2004, compared with $4.4 billion during the first six months of 2003. The increase was due to higher raw material costs that were passed on to customers in the form of higher selling prices, growth in the Branded Products Group and the acquisitions of Horizon Organic, Ross-Swiss Dairies, Melody Farms and Kohler Mix Specialties. Net income for the first half of the year totaled $146.3 million, compared with $147.0 million in 2003. Diluted earnings per share for the six months ended June 30, 2004 totaled $0.90, compared with $0.97 in the first six months of 2003.

     On an adjusted basis (as defined below), net income for the six months totaled $151.0 million, an increase of 2% over $147.8 million last year. Adjusted diluted earnings per share for the first six months of 2004 totaled $0.93 compared with $0.98 in the first six months of 2003.

     The company reported operating income for the period ended June 30, 2004 of $321.4 million versus $341.4 million in 2003. Adjusted operating income for the first six months of 2004 totaled $329.0 million, a decline of 4% versus $342.8 million last year. Adjusted operating income margins for the six months were 6.26%, a decline of 159 basis points versus the prior year’s first six months.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

     The adjusted earnings, operating income and operating margin information contained in this press release are non-GAAP financial measures that eliminate the net expense related to plant closings and restructurings. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. Because the company cannot predict the timing and amount of charges associated with plant closings and restructurings, management does not consider plant closing or restructuring costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, or in determining incentive compensation for management. Plant closing and restructuring costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three-month and six-month periods ended June 30, 2004 calculated according to GAAP and on an adjusted basis is attached. Additionally, the company’s earnings guidance for 2004 excludes any potential non-recurring or one-time gains and losses and plant closing and restructuring charges.

     For the quarter ended June 30, 2004, the adjusted results reported above do not differ from the company’s results under GAAP. The company recorded a net $11,000 charge ($7,000 net of income tax) related to plant closings, including closings in Madison, South Gate, and Wilkesboro, and almost entirely offset by a gain on the sale of a plant closed in Hawaii in 2003.

     For the quarter ended June 30, 2003, the adjusted results reported above differ from the company’s results under GAAP by excluding a $3.0 million charge ($1.9 million net of income tax) largely related to closing an ice cream plant in Hawaii.

     For the six months ended June 30, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding a net $7.6 million charge ($4.6 million net of income tax) mostly related to plant closings in Madison, South Gate, San Leandro, and Wilkesboro, and partly offset by a gain on the sale of a plant closed in Hawaii in 2003.

     For the six months ended June 30, 2003 the adjusted results reported above differ from the company’s results reported under GAAP by excluding several restructuring charges totaling $1.3 million ($0.8 million net of income tax), including closing an ice cream plant in Hawaii, partly offset by a gain on the sale of a previously-closed plant in Michigan.

CONFERENCE CALL WEBCAST

     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at www.deanfoods.com.

ABOUT DEAN FOODS

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other branded organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 29,000 people.

     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the company’s projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results during 2004, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$2,806,564	$2,222,572	$2,806,564	$2,222,572
Cost of sales	2,168,366	1,621,419	2,168,366	1,621,419

Gross profit	638,198	601,153	638,198	601,153
Operating costs and expenses	469,174	413,662	469,174	413,662
Plant closing and restructuring costs	11	3,025

Operating income	169,013	184,466	169,024	187,491
Interest expense	44,079	44,341	44,079	44,341
Financing charges on preferred securities		5,769		5,769
Other income	(76)	(287)	(76)	(287)

Income before income taxes	125,010	134,643	125,021	137,668
Income taxes	47,937	50,854	47,941	52,020

Net income	$77,073	$83,789	$77,080	$85,648

Basic earnings per share:
Net income	$0.49	$0.60	$0.49	$0.61

Basic average common shares (000’s)	157,331	139,477	157,331	139,477
Diluted earnings per share:
Net income	$0.47	$0.54	$0.47	$0.56

Diluted average common shares (000’s)	163,634	160,758	163,634	160,758

[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to plant closings and restructurings. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$5,258,715	$4,367,450	$5,258,715	$4,367,450
Cost of sales	4,008,072	3,195,064	4,008,072	3,195,064

Gross profit	1,250,643	1,172,386	1,250,643	1,172,386
Operating costs and expenses	921,644	829,603	921,644	829,603
Plant closing and restructuring costs	7,584	1,335

Operating income	321,415	341,448	328,999	342,783
Interest expense	86,580	91,212	86,580	91,212
Financing charges on preferred securities		14,164		14,164
Other income	(1,561)	(950)	(1,561)	(950)

Income before income taxes	236,396	237,022	243,980	238,357
Income taxes	90,083	90,024	93,025	90,532

Net income	$146,313	$146,998	$150,955	$147,825

Basic earnings per share:
Net income	$0.93	$1.09	$0.96	$1.10

Basic average common shares (000’s)	156,718	134,908	156,718	134,908
Diluted earnings per share:
Net income	$0.90	$0.97	$0.93	$0.98

Diluted average common shares (000’s)	163,149	160,073	163,149	160,073

[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to plant closings and restructurings. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY

Earnings per Share Summary and Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
GAAP diluted earnings per share	$0.47	$0.54	$0.90	$0.97
Adjustments:
Plant closing and restructuring costs		0.02	0.03	0.01

Adjusted diluted earnings per share	$0.47	$0.56	$0.93	$0.98

Segment Information
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue
Dairy Group	$2,265,849	$1,814,240	$4,219,167	$3,580,598
Branded Products Group	288,520	169,363	550,909	325,922
Specialty Foods Group	174,168	175,676	339,651	338,614
Corporate / Other	78,027	63,293	148,988	122,316

Total	$2,806,564	$2,222,572	$5,258,715	$4,367,450

Segment operating income (loss)
Dairy Group	$154,410	$173,079	$292,716	$314,103
Branded Products Group	17,263	3,263	33,558	11,600
Specialty Foods Group	19,832	26,584	39,138	49,775
Corporate / Other	(22,481)	(15,435)	(36,413)	(32,695)

Subtotal	169,024	187,491	328,999	342,783
Plant closing costs	(11)	(3,025)	(7,584)	(1,335)

Total operating income	$169,013	$184,466	$321,415	$341,448

DEAN FOODS COMPANY

Condensed Balance Sheet
(Dollars in Thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$29,617	$47,143
Other current assets	1,575,865	1,353,738

Total current assets	1,605,482	1,400,881
Property, plant & equipment	1,875,429	1,773,555
Intangibles & other assets	4,151,712	3,818,100

Total Assets	$7,632,623	$6,992,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$1,318,996	$1,170,393
Long-term debt	2,818,939	2,611,356
Other long-term liabilities	715,667	667,974
Stockholders’ equity:
Common stock	1,577	1,550
Additional paid-in capital	1,581,241	1,498,025
Retained earnings	1,220,572	1,074,258
Other comprehensive income	(24,369)	(31,020)

Total stockholders’ equity	2,779,021	2,542,813

Total Liabilities and Stockholders’ Equity	$7,632,623	$6,992,536

DEAN FOODS COMPANY

Condensed Statement of Cash Flows
(Dollars in Thousands)

	Six Months Ended June 30,
	2004	2003
Operating Activities
Net income	$146,313	$146,998
Depreciation and amortization	112,034	94,120
Deferred income taxes	37,101	52,755
Tax savings on equity compensation	15,298	15,771
Changes in current assets and liabilities	(187,640)	(88,837)
Other	1,695	(3,838)

Net cash provided by operations	124,801	216,969
Investing Activities
Net additions to property, plant and equipment	(164,021)	(130,580)
Cash outflows for acquisitions	(351,289)	(52,048)
Proceeds from disposal of fixed assets	7,493	5,170

Net cash used in investing activities	(507,817)	(177,458)
Financing Activities
Proceeds from the issuance of debt	478,688	131,049
Repayment of debt	(159,369)	(107,745)
Issuance of common stock, net of expenses	52,474	64,277
Redemption of common stock	(5,163)	(142,565)
Other	(1,140)	(2,420)

Net cash provided by (used in) financing activities	365,490	(57,404)
Decrease in cash and cash equivalents	(17,526)	(17,893)
Beginning cash balance	47,143	45,896

Ending cash balance	$29,617	$28,003